Exhibit 10.16

CHANGE OF CONTROL EMPLOYMENT AGREEMENT
THIS CHANGE OF CONTROL EMPLOYMENT AGREEMENT (this “Agreement”) by and among Aspen Insurance Holdings Limited, a Bermuda corporation (“Holdings”), Aspen Insurance U.S. Services Inc., a Delaware corporation (the “Company”) and Mario Vitale (the “Executive”) is dated as of the 23rd day of February 2015.
The Board of Directors of Holdings (the “Board”) and the board of directors of the Company (the “Company Board”) have determined that it is in the best interests of Holdings and the Company and its stockholders to assure that Holdings and the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Holdings. The Board and the Company Board believe it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to Holdings and the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives and in consideration of the Executive’s covenants in Section 10, the Board and the Company Board have caused Holdings and the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Notwithstanding anything in this Agreement to the contrary, if (A) the Executive’s employment with the Company is terminated by the Company, (B) the Date of Termination is prior to the date on which a Change of Control occurs, and (C) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to such Date of Termination.
(a)    The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.    Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
(a)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings to any Person (as such term is used for purposes of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”) or any successor section thereto) or Group (as such term is used for purposes of Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor section thereto) (other than (i) any subsidiary of Holdings or (ii) any entity that is a holding company of Holdings (other than any holding company that became a holding company in a transaction that resulted in a Change in Control) or any subsidiary of such holding company);
(b)    any Person or Group is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act or any successor rule thereto, provided that the term shall include beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the combined voting power of the voting shares of Holdings (or any entity that is the Beneficial Owner of more than 50% of the combined voting power of the voting shares of Holdings), including by way of merger, consolidation, tender or exchange offer or otherwise; excluding, however, the following: (i) any acquisition directly from Holdings, (ii) any acquisition by Holdings, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Holdings or any corporation controlled by Holdings, or (iv) any acquisition by any business entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2;
(c)    the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation (a “Business Combination”), in which Holdings is involved, unless following such transaction or series of transactions (i) the shareholders of Holdings immediately prior thereto continue to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting shares of Holdings or such surviving entity outstanding immediately after such Business Combination, (ii) no Person (excluding any business entity resulting from such Business Combination or any employee benefit plan (or related trust) of Holdings or such business entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the voting shares of the resulting business entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or equivalent body) of the business entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    a change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (such Board shall be referred to for purposes of this subsection (d) as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the date of this Agreement, whose election by the Board, or nomination for election by Holdings’s shareholders, was approved by a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and, provided, further, however, that any such individual whose initial assumption of office occurs as the result of or in connection with either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be so considered as a member of the Incumbent Board.
3.    Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.
4.    Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120‑day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(i)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b)    Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), that shall be paid at an annual rate, at least equal to 12 times the highest monthly base salary paid or payable, including, without limitation, any base salary that has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12‑month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be periodically reviewed and increased in the same manner and proportion as the base salaries of other senior executives of the Company and its affiliated companies, but in no event shall such review and adjustment be more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(i)    Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average of the annual bonuses paid or payable to Executive in respect of the last three full fiscal years prior to the Effective Date (or, if the Executive was first employed by the Company after the beginning of the earliest of such three fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years ending before the Effective Date during which the Executive was employed by the Company, with such bonus being annualized with respect to any such fiscal year if the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Average Bonus”). If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the “Recent Average Bonus” shall mean the Executive’s target annual bonus for the year in which the Effective Date occurs. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(ii)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120‑day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
(iii)    Welfare and Insurance Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare and insurance benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) (“Company Welfare Benefit Plans”) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but if the Company Welfare Benefit Plans provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date (the “Former Company Welfare Benefit Plans”), the Company shall provide the Executive with supplemental arrangements (such as individual insurance coverage purchased by the Company for the Executive) such that the Company Welfare Benefit Plans together with such supplemental arrangements provide the Executive with benefits that are at least as favorable, in the aggregate, as those provided by the Former Company Welfare Benefit Plans.
(iv)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(v)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(vii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation, in each case in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 365‑day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
5.    Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full‑time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full‑time basis for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(a)    Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(ii)    the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if Holdings is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of the Chief Executive Officer of Holdings or the Company or a senior officer of the Company and its affiliated companies or based upon the advice of counsel for the Company and its affiliated companies shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(b)    Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation:
(i)    the assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a), or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Executive retains authority;
(ii)    a material diminution in the authorities, duties or responsibilities of the person to whom the Executive is required to report, including, without limitation and where relevant, a requirement that the Executive report to an officer or employee instead of reporting directly to the Applicable Board;

(iii)    a material reduction of (A) any element of the compensation and benefits required to be provided to the Executive in accordance with any of the provisions of Section 4(b)(i) through 4(b)(iv); (B) the Executive’s aggregate annual cash compensation, that for this purpose shall include, without limitation, Base Salary and Annual Bonus; or (C) the benefits, in the aggregate, required to be provided to the Executive in accordance with the provisions of this Agreement;
(iv)    the Company’s requiring the Executive (A) to be based at any office or location other than as provided in Section 4(a)(i)(B) resulting in a material increase in the Executive’s commute to and from the Executive’s primary residence (for this purpose an increase in the Executive’s commute by 30 miles or more shall be deemed material) or (B) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date; or
(v)    any other action or inaction that constitutes a material breach by the Company of this Agreement, including, without limitation, any failure by the Company to comply with and satisfy Section 11(c).
In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition or conditions constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the initial existence of such condition or conditions in order for such termination as a result of such condition to constitute a termination for Good Reason. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(c)    Incapacity. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) of Section 5(c) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the entitlement of the estate of the Executive to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.
(d)    Notice of Termination. Any termination of employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this

Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination, which date shall be not more than 30 days after the giving of such notice (subject to the Company’s right to cure in the case of a resignation for Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)    Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
6.    Obligations of the Company upon Termination. (a) By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason:
(i)    the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
(A)    the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the Executive’s business expenses that are reimbursable pursuant to Section 4(b)(v) but have not been reimbursed by the Company as of the Date of Termination; (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (4) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the

“Accrued Obligations”) and (5) an amount equal to the product of (x) the Recent Average Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); provided that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clauses (1) or (3) above, then for all purposes of this Section 6 (including, without limitation, Sections 6(b) through 6(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (1) or clause (3), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and
(B)    the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Recent Average Bonus;
(vi)    all share options and other equity-based awards held by the Executive immediately shall vest and (in the case of share options) remain exercisable for the remainder of their terms, and any performance conditions relating to those share options or other equity-based awards shall be deemed to have been satisfied at the greater of target performance levels and actual performance (annualized for the full performance period) as of the Date of Termination;
(vii)    the Company shall provide the Executive with the additional contributions that would have been made on the Executive’s behalf in the pension and retirement plans of the Company and its affiliated companies in which the Executive participates, plus the additional amount of any benefit the Executive would have accrued under any excess or supplemental retirement plan of the Company and its affiliated companies in which the Executive participates, in each case, that the Executive would have received if the Executive’s employment had continued for 12 months after the Date of Termination; provided, however, if any contribution or participation limits would prevent the Executive from receiving the full value of the benefits contemplated hereunder, any portion of the benefits that cannot be provided under the applicable benefit plans shall instead be paid in a lump sum in cash within 30 days after the Date of Termination;
(viii)    the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the cost of premiums for continued participation in the medical plan of the Company and its affiliated companies with respect to the maximum level of coverage in effect for the Executive and his or her spouse and dependents on the Date of Termination for 12 months after the Date of Termination, less the cost of premiums that the Executive would have had to pay had he or she remained employed to continue such participation for such 12-month period;

(ix)    the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, but the cost thereof shall not exceed $40,000; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and
(x)    except as otherwise set forth in the last sentence of Section 7, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable benefits provided by the Company and the affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.
(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, without limitation, disability and other benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable of those generally provided by the Company and the affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the affiliated companies and their families.
(d)    Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable) through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations (subject to the proviso set forth in Section 6(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
7.    Non‑exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the affiliated companies, including, without limitation, any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its affiliated companies, including, without limitation, any retirement or pension plan or arrangement of the Company or any of its affiliated companies or substitute plans adopted by the Company or its successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the affiliated companies, unless otherwise specifically provided therein in a specific reference to this Agreement.
8.    Full Settlement; Legal Fees. (a) Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
(a)    Legal Fees. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and the Executive or between either of them and any third party, and (including, without limitation, as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date such legal fees and expenses were incurred. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that the Executive or the Executive’s estate shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
9.    Treatment of Certain Payments.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). This Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below)

of aggregate Payments if this Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if this Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(b)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Termination of Employment. For purposes of reducing this Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments that do constitute deferred compensation within the meaning of Section 409A of the Code, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)    To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)    The following terms shall have the following meanings for purposes of this Section 9:
(i)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
(iii)    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)    “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(v)    “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(e)    The provisions of this Section 9 shall survive the expiration of this Agreement.
10.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement, but the Company otherwise shall be entitled to all other remedies that may be available to it at law or equity.
11.    Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(a)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.
(b)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12.    Miscellaneous. (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 12(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(a)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

To the most recent address for the Executive on file with the Company;

If to Holdings or the Company:

Aspen Insurance Holdings Ltd
30 Fenchurch Street
London EC3M 3BD
ENGLAND
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(b)    Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(d)    Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)‑(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(e)    Current agreement. The Executive and the Company acknowledge that prior to the Effective Date, the Executive’s employment shall continue to be governed by the existing written agreement between the Executive and the Company. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other employment agreement between the parties.
(f)    Section 409A. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the date first written above). Notwithstanding anything herein to the contrary, in the event that any amounts payable or benefits to be provided to the Executive under Section 6 or any other arrangement to which the Executive is a party or participant constitute deferred compensation within the meaning of Section 409A of the Code, (i) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under Section 6 during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date of termination, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code; (ii) if the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death; and (iii) in no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. In the event that any payment hereunder would constitute a substitute payment for “nonqualified deferred compensation” within the meaning of Section 409A of the Code such payments shall be made in accordance with the payment schedule of the substituted “nonqualified deferred compensation” and not the payment schedule set forth herein. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement in order to cause the provisions of this Agreement to comply with or be exempt from the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to the Executive of the payments and benefits to, or otherwise adversely affecting the rights of, the Executive under this Agreement.
(g)    Indemnification. Holdings and the Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the charter and bye-laws of Holdings and the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with Holdings and the Company and their affiliated companies.
13.    Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board and the Company Board, Holdings and the Company have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

ASPEN INSURANCE HOLDINGS LIMITED
By:    /s/ Patricia Roufca
Name: Patricia Roufca
Title: Group Head of Legal, Associate Group General Counsel & Company Secretary
ASPEN INSURANCE U.S. SERVICES INC.
By:    /s/ Michael Cain
Name: Michael Cain
Title: Group General Counsel
MARIO VITALE
/s/ Mario Vitale

[Signature Page to Change of Control Employment Agreement]